Exhibit 10.7

Summary of oral agreement between Vertical Health Solutions, Inc. (VHS) and Steve Watters for a $25,000 Note

In July of 2010, a verbal agreement was entered into between Steve Watters and VHS, whereby Steve Watters would provide VHS $25,000 for business-related expenses, including legal, accounting and other operating expenses.  The note bears 10% interest, is unsecured and due on demand.